Exhibit 99.1

FOR IMMEDIATE RELEASE

T2 Biosystems Reports Preliminary Fourth Quarter Results and Operational Progress

— On Track to Meet or Exceed Commercial Guidance and Regulatory Timelines —

LEXINGTON, Mass., January 9, 2017 — T2 Biosystems, Inc. (NASDAQ:TTOO), a company developing innovative diagnostic products to improve patient health and deliver a strong economic return to healthcare institutions, today announced preliminary results for its 2016 fourth quarter.

Fourth Quarter Preliminary Performance and Recent Operational Highlights:

•                  Secured commitments in the fourth quarter that will provide access to an estimated 100,000 additional patients annually considered to be at high risk for sepsis infections across 18 new hospitals in the U.S. and Europe.  The company had set a target of adding 150,000 new high-risk patients over a 12-month period beginning on October 1, 2016 or before the targeted launch of the T2BacteriaTM Panel in the fourth quarter of 2017.  Closed commitments in the quarter represent approximately 67 percent of the 12-month target.

•                  Secured eight new contracts covering those 18 hospitals in the quarter; four contracts representing 14 hospitals in the U.S. and four with European institutions.

•                  Estimated preliminary product revenue indicates year-over-year growth by over 50 percent compared to the 2015 fourth quarter, driven primarily by an increase in T2Candida® Panel sales due to increased patient testing across the installed base.

•                  Increased worldwide installed base to include 143 hospitals with access to the T2Dx® Instrument, representing an estimated 445,000 high risk patients annually who are considered to be at high risk of sepsis infections — an approximate 95% percent year-over-year increase in high-risk patients.

•                  Continued progress with T2Bacteria Panel, remaining on track for an anticipated mid-2017 FDA filing.

•                  Executed a debt refinancing that positively impacts cash flow with a minimum of three years of interest-only payments, while extending the company’s borrowing limit to $40 million with the potential option to draw an additional $10 million upon the T2Bacteria Panel achieving FDA clearance.

•                  Announced a collaboration with Allergan to develop a novel diagnostic panel that detects bacterial species and gram-negative resistance for patients at risk for or suffering from sepsis. Allergan’s physician-facing sales force may cooperatively market T2 Biosystems’ menu of sepsis diagnostics to targeted hospitals around the world.

•                  Operating expenses are expected to be within a range of $11.5 million and $12.0 million.

“We are very pleased with our commercial progress and operational results in the fourth quarter,” said John McDonough, president and chief executive officer of T2 Biosystems. “During the quarter, there was growth in testing of patients at many customer sites and several exciting customer presentations at an infectious disease conference that demonstrated the economic value of testing patients with T2Candida. We also expanded our access to high-risk patients by closing commitments with 18 hospitals that we expect to become future customer success stories — an important growth driver for T2.”

T2 Biosystems anticipates providing a complete update on its fourth quarter and full-year 2016 results in mid-February. A formal announcement of the date of the earnings release and conference call will be issued in the coming weeks.

About T2 Biosystems

T2 Biosystems is focused on developing innovative diagnostic products to improve patient health. With two FDA-cleared products targeting sepsis and a range of additional products in development, T2 Biosystems is an emerging leader in the field of in vitro diagnostics. The Company is utilizing its proprietary T2 Magnetic Resonance platform, or T2MR®, to develop a broad set of applications aimed at lowering mortality rates, improving patient outcomes and reducing the cost of healthcare by helping medical professionals make targeted treatment decisions earlier. T2MR enables the fast and sensitive detection of pathogens, biomarkers and other abnormalities in a variety of unpurified patient sample types, including whole blood, eliminating the time-consuming sample prep required in current methods. For more information, please visit www.t2biosystems.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the performance of the Company’s diagnostic products and the ability to bring such products to market. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. For more information on risk factors for T2 Biosystems, Inc.’s business, please refer to the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 9, 2016, under the heading “Risk Factors,” and other filings the Company makes with the Securities and Exchange Commission from time to time.  Any such forward-looking statements represent management’s estimates as of the date of this press release. While the Company may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

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